Exhibit 99.4
Why is Far West Bank merging with AmericanWest Bank?
Far West is an exceptional bank with exceptional people who understand what it means to be a community bank—to consistently deliver outstanding customer service, to work as a team toward a common goal, and to give something back to the community through hands-on involvement. AmericanWest Bank also believes firmly in these concepts as a community bank. Both banks share a common set of values that drive our business practices, and our partnership will provide benefits for customers, employees, and shareholders of both companies. Additionally, Far West Bank customers will have access to a wider array of products, services and higher lending limits.
When will the merger take place?
Pending the approval of the shareholders of both holding companies and regulatory approval, management anticipates the merger to be finalized in early 2007. A proxy statement and prospectus will be sent to all shareholders approximately 30 to 45 days after the merger is announced.
Will any offices be closed?
The 16 Far West Bank branches provide the foundation to serve customers, and at this time there is no anticipation of closing any branches. In fact, we look forward to growing with additional offices throughout Utah.
Will Far West Bank’s name change?
No. As AmericanWest Bank began the process of entering the Salt Lake City market, it became obvious that the AmericanWest Bank name would not work because of another bank in that market with a similar name (which is not affiliated with AmericanWest Bank). The Far West Bank name is synonymous with strength, stability, and excellence, and we honor the value and recognition the name brings. The Far West Bank name will continue on as a Division of AmericanWest Bank.
How will my accounts change?
The goal is to complete the transition seamlessly while bringing new opportunities for products, services, and convenient access to accounts. A team of specialized employees from both organizations is carefully reviewing every product Far West Bank currently offers.
Who is AmericanWest Bank?
AmericanWest Bank is headquartered in Spokane, Washington and operates 43 full-service financial centers throughout Central and Eastern Washington and Northern Idaho with three more opening by the end of 2006 as well as a lending office in Salt Lake City. They offer a wide range of personal and business loans and accounts, including commercial and small business banking, private banking, mortgage and construction lending, and consumer products. AmericanWest Bancorporation is publicly traded on the NASDAQ under AWBC with assets in excess of $1.3 billion.
Does this mean you are going to be a “big bank”?
No. Like Far West Bank, personalized customer service and relationship banking are at the foundation of AmericanWest Bank and will continue to be following this merger. AWB provides a comfortable and relaxed environment where customers can take care of their banking and financial needs with responsive and reliable bankers who know them by name and go the extra mile to provide the best service. As AWB grows, we continue to focus on the level of service that customers deserve and expect. Dedication to providing the best customer service and support for local communities has fueled AmericanWest Bank’s success and growth. No matter how much we grow, we will always be your community bank.